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                               EXHIBIT 23(b)(iii)

              CONSENT OF ALEX. SHESHUNOFF & CO. INVESTMENT BANKING


We hereby consent to the incorporation by reference to this Amendment No. 1 to the Registration Statement on Form S-4 of Hibernia Corporation of our opinion, dated February 1, 1999 with respect to the merger of Hibernia Corporation and MarTex Bancshares, Inc. and to our firm, respectively, included in the Registration Statement No. 333-70807 of Hibernia Corporation and to the inclusion of such opinion as an annex to the Amendment No. 1 to the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                   /s/ ALEX. SHESHUNOFF & CO. INVESTMENT BANKING
                       Alex. Sheshunoff & Co. Investment Banking

Austin, Texas
February 1, 1999